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                                                                    Exhibit 10.2


                          FORM OF SEPARATION AGREEMENT

      SEPARATION AGREEMENT (this "AGREEMENT"), dated as of [________], 2002, by and between Tyco International Ltd., a Bermuda company ("TYCO") and CIT Group Inc., a Delaware corporation ("CIT").

                                    RECITALS

      WHEREAS, as of the date of this Agreement, Tyco is currently the owner of all of the issued and outstanding capital stock of CIT;

      WHEREAS, the Tyco Board of Directors and the CIT Board of Directors have each determined that it is appropriate and desirable for CIT to separate from Tyco (the "SEPARATION");

      WHEREAS, the Separation will be accomplished through the sale by Tyco or a wholly-owned subsidiary of Tyco of all the shares of capital stock of CIT that it beneficially owns in an underwritten initial public offering (the "IPO"); and

      WHEREAS, Tyco and CIT have determined that it is appropriate and desirable to set forth certain agreements, including the Exhibits and Schedules attached hereto, that will govern certain matters relating to the Separation;

      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, Tyco and CIT hereby agree as follows:

                                    ARTICLE I

                                 THE SEPARATION

      Section 1.01 SEPARATION DATE. Unless otherwise provided in this Agreement, or in any agreement to be executed by CIT and Tyco or any of their respective affiliates in connection with this Agreement, the effective time and date of each undertaking or agreement in connection with the Separation shall be the date and time of the closing of the IPO, or, if there shall be more than one such closing, the initial closing thereof (the "SEPARATION Date").

      Section 1.02 DOCUMENTS TO BE DELIVERED ON THE SEPARATION DATE. On the Separation Date, Tyco and CIT will deliver, or if applicable will cause their respective affiliates to deliver, to the other all of the following agreements (collectively, together with all other agreements and documents contemplated by this Agreement and such other agreements, the "ANCILLARY AGREEMENTS"):

      (a) a duly executed Financial Services Cooperation Agreement, substantially in the form attached hereto as Exhibit A, pursuant to which the parties may jointly pursue certain financial services programs and opportunities;

      (b) a duly executed Tax Agreement, substantially in the form of attached hereto as Exhibit B, setting forth certain agreements of the parties with regards to taxes, it

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            being understood that as to any and all tax matters that are the subject of the Tax Agreement, said Tax Agreement shall govern and such tax matters are explicitly excluded from this Agreement; and

      (c) such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

      Section 1.03 CIT EXCHANGECO. Tyco and CIT will cause to be redeemed, as of or on or prior to the Separation Date, the outstanding exchangeable shares of CIT Exchangeco Inc. in accordance with the terms of the applicable CIT Exchangeco Inc. documents relating thereto.

      Section 1.04 SAVINGS CLAUSE. At any time until the Separation Date, the Tyco Board of Directors may, in its sole discretion for any reason, postpone, withdraw, cancel or abandon the Separation. In that event, Tyco may terminate this Agreement and any other agreement entered into in connection with the Separation, including without limitation the Ancillary Agreements. In the event of such termination, no party hereto or to any Ancillary Agreement shall have any liability to any person or entity by reason of this Agreement or any Ancillary Agreement.

                                   ARTICLE II

               INDEMNIFICATION; RELEASE; SURVIVAL OF AGREEMENTS

      Section 2.01 INDEMNIFICATION AGAINST THIRD-PARTY CLAIMS.

      (a) TYCO TO INDEMNIFY CIT. Tyco shall indemnify, defend and hold harmless CIT and its subsidiaries and their predecessors and successors as of the Separation Date (including, without limitation, CIT Group Inc., a Nevada corporation; collectively, the "CIT GROUP"), each of their respective directors and officers (or other persons performing similar functions for non-corporate entities), employees, agents, consultants, advisors, accountants, attorneys and representatives; "CIT PERSONNEL") and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, and together with the CIT Group and the CIT Personnel, the "CIT INDEMNITEES") from and against all losses, liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, including any reasonable costs or expenses of enforcing any indemnity hereunder ("INDEMNIFIABLE LOSSES") arising from any Third Party Claim (as defined below) asserted by any person or entity other than the CIT Indemnitees and

      (i) arising from or relating to any businesses, assets, properties or liabilities heretofore or hereafter conducted, owned or incurred by the Tyco Group (as defined below) (the "TYCO BUSINESSES", it being understood that such term does not include any Tyco Group member's direct or indirect interest of any kind in, or rights in respect of, any member of the CIT Group), whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether claims for such Indemnifiable Losses are asserted, before or after the Separation Date;

      (ii) arising from any misstatement or omission of a material fact (i.e., a misstatement of a material fact or the omission to state a material fact required to be stated therein or


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      necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, a "MISSTATEMENT") made by the Tyco Group, the Tyco Personnel (each as defined below), any one or more of them and/or their respective agents and representatives (all such persons other than Tyco being referred to as the "OTHER TYCO Parties"), including without limitation any misstatement or omission made by CIT or the Other CIT Parties (as defined below) in reliance on a misstatement or omission by Tyco or the Other Tyco Parties in the Registration Statement on Form S-1, as it may be from time to time amended, filed by CIT with the United States Securities and Exchange Commission with respect to the IPO (the "FORM S-1"); PROVIDED THAT Indemnifiable Losses under this clause shall be limited to Indemnifiable Losses relating to Third Party Claims by purchasers of CIT common stock in the IPO or thereafter (including, without limitation, underwriter indemnification claims); or

      (iii) arising from any Misstatement in any filings or documents (including press releases but other than the S-1 and the other filings or documents referenced in Section 2.01(a)(ii) or Section 2.01(b)(ii)) prepared by Tyco or the Other Tyco Parties or CIT or the Other CIT Parties for purposes of compliance or qualification under applicable securities laws, where such Misstatement is not solely attributable to CIT or the Other CIT Parties.


      (b) CIT TO INDEMNIFY TYCO. CIT shall indemnify, defend and hold harmless Tyco and its subsidiaries and their predecessors and successors as of the Separation Date (including Tyco Capital Holding Inc. ("TCH"), a Nevada corporation, on an unconsolidated basis, but not including the members of the CIT Group; collectively, the "TYCO GROUP"; each of the Tyco Group and the CIT Group being referred to as a "GROUP"), each of their respective directors and officers (or other persons performing similar functions for non-corporate entities), employees, agents, consultants, advisors, accountants, attorneys and representatives; (collectively, the "TYCO PERSONNEL") and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, and together with the Tyco Group and the Tyco Personnel, the "TYCO INDEMNITEES") from and against all Indemnifiable Losses arising from any Third Party Claim (as defined below) asserted by any person or entity other than the Tyco Indemnitees and

      (i) arising from or relating to any businesses, assets, properties or liabilities heretofore or hereafter conducted, owned or incurred by the CIT Group (the "CIT BUSINESSES"), whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether claims for such Indemnifiable Losses are asserted, before or after the Separation Date; or

      (ii) arising from any Misstatement made by the CIT Group, CIT Personnel, any one or more of them and/or their respective agents and representatives (all such persons other than CIT being referred to as the "OTHER CIT PARTIES"), including without limitation any misstatement or omission made by Tyco or the Other Tyco Parties in reliance on a misstatement or omission by CIT or the Other CIT Parties in the Form S-1; PROVIDED THAT Indemnifiable Losses under this clause shall be limited to Indemnifiable Losses relating to Third Party Claims by purchasers of CIT common stock in the IPO or thereafter (including, without limitation, underwriter indemnification claims).



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      (c) APPORTIONMENT OF INDEMNITY. If any Indemnifiable Loss arises from or relates to the matters referred to in both Sections 2.01(a) and 2.01(b) above, Tyco shall indemnify the CIT Indemnitees against any portion of such Indemnifiable Loss that pertains more substantially to the matters referred to in Section 2.01(a) than to the matters referred to in Section 2.01(b), and CIT shall indemnify the Tyco Indemnitees against any portion of such Indemnifiable Loss that pertains more substantially to the matters referred to in Section 2.01(b) than to the matters referred to in Section 2.01(a).

     (d) CERTAIN PERSONNEL. For the avoidance of doubt, the persons listed on the attached Schedule 2.01(d) shall be deemed Tyco Personnel for all purposes of this Agreement.

     Section 2.02 PROCEDURES FOR INDEMNIFICATION AGAINST THIRD-PARTY CLAIMS.

     (a) NOTICES.

      (i) CIT shall, and shall cause the other CIT Indemnitees to, notify Tyco in writing promptly after learning of any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal that is asserted by a person or entity who or which is neither a party hereto nor an affiliate of a party hereto (a "THIRD-PARTY CLAIM") for which any CIT Indemnitee intends to seek indemnification from Tyco under this Agreement.

      (ii) Tyco shall, and shall cause the other Tyco Indemnitees to, notify CIT in writing promptly after learning of any Third-Party Claim for which any Tyco Indemnitee intends to seek indemnification from CIT under this Agreement.

      (iii) The failure of any person or entity entitled to indemnification under this Agreement ("INDEMNITEE") to give such notice shall not relieve any party obligated to indemnify such Indemnitee ("INDEMNIFYING PARTY") of its obligations under this Article II, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

      (iv) Each notice shall describe such Third-Party Claim in reasonable detail considering the information provided to the Indemnitee.

      (b)   CONTROL OF DEFENSE.

      (i) Except as otherwise provided in Section 2.02(c), an Indemnifying Party may, by notice to the Indemnitee and to CIT, if Tyco is the Indemnifying Party, or to Tyco, if CIT is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitee's notice of a Third-Party Claim, undertake (itself or through an affiliate) the defense or settlement of such Third-Party Claim.

      (ii) Such Indemnifying Party shall control the investigation and defense or settlement of such Third Party Claim, and the Indemnitees shall cooperate therewith, except that such Indemnifying Party shall not require any Indemnitee, without its prior written


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      consent, to take or refrain from taking any action in connection with such
      Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interest.

      (iii) The Indemnifying Party also shall not, without the prior written consent of the Indemnitee and of CIT, if the Indemnitee is a CIT Indemnitee, or of Tyco, if the Indemnitee is a Tyco Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its representatives or affiliates to make any payment that is not fully indemnified under this Agreement or to submit to any non-monetary remedy.

      (iv) Subject to the Indemnifying Party's control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense.

      (c) CONFLICTS OF INTEREST.

      (i) With respect to any Third-Party Claim, if there is a material conflict of interest between the Indemnifying Party and the Indemnitees involved in the reasonable judgment of counsel to such Indemnitees, neither the Indemnifying Party nor the Indemnitees shall be entitled to control the defense or settlement thereof. In any such event, the Indemnifying Parties and the Indemnitees involved shall each be entitled to conduct their own investigation and defense, but the Tyco Indemnitees and the CIT Indemnitees shall cooperate to conduct such investigation and defense as efficiently as possible.

      (ii) No Indemnitee may compromise or settle any Third-Party Claim as to which indemnification from an Indemnifying Party has or will be sought under this Agreement without the prior written consent of such Indemnifying Party.

      (iii) If an Indemnifying Party is required to indemnify any Indemnitees with respect to a Third-Party Claim and Section 2.02(c)(i) applies, such Indemnifying Party shall only be required to pay the reasonable attorneys' fees and expenses of one law firm representing all Indemnitees involved (and, if required, local counsel in each applicable jurisdiction) with respect thereto.

      (d) COOPERATION. CIT shall, and shall cause the other CIT Indemnitees to, and Tyco shall, and shall cause the other Tyco Indemnitees to, make available to each other, their counsel and other representatives, all information and documents reasonably available to them which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof.

      Section 2.03 LIMITATIONS ON INDEMNIFICATION OBLIGATIONS. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee hereunder shall be reduced (retroactively or prospectively) by any insurance proceeds, settlement recoveries or other amounts actually recovered by or on behalf of such Indemnitee in respect of the related Indemnifiable Loss (an "Actual Recovery"). If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently receive an Actual Recovery, then such Indemnitee shall pay to such


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Indemnifying Party a sum equal to the amount of such Actual Recovery up to the aggregate payments made by such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Loss.

      Section 2.04 SURVIVAL OF INDEMNITIES. The rights and obligations of each of the Tyco Indemnitees and the CIT Indemnitees under this Article II and any of the liabilities related thereto shall survive the Separation and any sale, reorganization or transfer of all or part of the Tyco Businesses or the CIT Businesses.

      Section 2.05 REMEDIES CUMULATIVE. The remedies provided in this Article II shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party. However, the procedures set forth in this Article II shall be the exclusive procedures governing any indemnity action brought under this Agreement.

      Section 2.06 TERMINATION OF INTERCOMPANY AGREEMENTS.(a) Except as set forth in Section 2.06(b), CIT, on behalf of itself and each other member of the CIT Group, and Tyco, on behalf of itself and each other member of the Tyco Group, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among CIT and/or any member of the CIT Group, on the one hand, and Tyco and/or any member of the Tyco Group, on the other hand, effective as of the Separation Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Date. Each Party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

      (b) The provisions of Section 2.06(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

      (i) this Agreement or any of the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by Tyco and CIT or any of the members of their respective Groups);

      (ii) any agreements listed on Schedule 2.06(b) hereto, which agreements shall continue to be governed by their respective terms;

      (iii) any binding agreement, arrangement or commitment ("ORDINARY COURSE CONTRACTS") entered into in the ordinary course of business between one or more members of the Tyco Group, on the one hand, and one or more members of the CIT Group, other than TCH, on the other hand, for the provision of goods, property and services (including leasing and financing arrangements) of a type or kind that the Groups would also provide to or obtain from unaffiliated third-party customers or vendors in the ordinary course of business; or

      (iv) any other agreements, arrangements, commitments or understandings that this Agreement or any of the Ancillary Agreements expressly contemplates will survive the Separation Date.



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      Section 2.07 RELEASE OF PRE-SEPARATION CLAIMS.

      (a) CIT TO RELEASE TYCO. Except as provided in Section 2.07(c), effective as of the Separation Date, CIT does hereby, for itself and each other member of the CIT Group, and their respective successors and assigns, release and forever discharge Tyco and the other members of the Tyco Group, and each of their respective directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives, and their respective heirs, executors, administrators, successors and assigns, from any and all debts, liabilities and obligations, absolute or contingent, mature or immature, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), whether at law or in equity (including any right of contribution), arising under any contract or agreement, by operation of law or otherwise (collectively, "LIABILITIES"), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including, but not limited to, the actions or decisions taken or omitted to be taken in connection with, and the other activities relating to, the structuring or implementation of the Separation.

      (b) TYCO TO RELEASE CIT. Except as provided inSection 2.07(c), effective as of the Separation Date, Tyco does hereby, for itself and each other member of the Tyco Group, and their respective successors and assigns, release and forever discharge CIT and the other members of the CIT Group, and each of their respective directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives, and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including, but not limited to, the actions or decisions taken or omitted to be taken in connection with, and the other activities relating to, the structuring or implementation of the Separation.

      (c) NO IMPAIRMENT. Nothing contained in Section 2.07(a) or Section 2.07(b) shall impair any right of any person or entity to enforce this Agreement or the Ancillary Agreements, or any agreements, arrangements, commitments or understandings that are referred to herein or therein as not terminating as of the Separation Date, in each case in accordance with its terms. Furthermore, and without limiting the foregoing, nothing contained in Section 2.07(a) or Section 2.07(b) shall release any person or entity from:

      (i) any Liability provided in or resulting from any agreement that is specified in Schedule 2.06(b) as not to terminate as of the Separation Date;

      (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such person or entity is a member in accordance with, or any other Liability of any member of either Group under, this Agreement or any Ancillary Agreement;

      (iii) any Liability that Tyco and CIT may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this Article II;



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      (iv) any Liability of any member of the CIT Group to reimburse any member of the Tyco Group for any payments made or guarantees or undertakings by any member of the Tyco Group of obligations of any member of the CIT Group (the "TYCO GUARANTEES"), or any rights of any member of the Tyco Group to recover such payments from any member of the CIT Group, including without limitation the guarantees provided in connection with the agreements listed on Schedule 2.07(c)(iv);

      (v) any Liability of any member of the Tyco Group to reimburse any member of the CIT Group for any payments made or guarantees or undertakings by any member of the CIT Group of obligations of any member of the Tyco Group, or any rights of any member of the CIT Group to recover such payments from any member of the Tyco Group; or

      (vi) any Liability for the sale, lease, construction or receipt of goods, property or services in the ordinary course of business by a member of one Group from a member of the other Group prior to the Separation Date, or any refunds or other payments due in respect thereof, including Liabilities arising under Ordinary Course Contracts whether or not specified on Schedule 2.06(b).

      (d) COVENANTS NOT TO SUE.

      (i) CIT shall not make, and shall not permit any member of the CIT Group to make, any claim or demand, or commence any claim, suit, litigation, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal ("ACTION") asserting any claim or demand, including any claim of contribution or any indemnification, against Tyco, any other member of the Tyco Group, or any other person or entity released pursuant to Section 2.07(a), with respect to any Liabilities released pursuant to Section 2.07(a).

      (ii) Tyco shall not make, and shall not permit any member of the Tyco Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against CIT, any other member of the CIT Group, or any other person or entity released pursuant toSection 2.07(b), with respect to any Liabilities released pursuant to Section 2.07(b).

      Section 2.08 RELEASE OF GUARANTEES. CIT shall use commercially reasonable efforts to cause the full and unconditional release of the obligations of Tyco and/or any other member of the Tyco Group, as applicable, under any Tyco Guarantee on or prior to the Separation Date; PROVIDED, however, that, in the event that CIT is unable to cause such full and unconditional release, CIT shall indemnify, defend and hold harmless Tyco and/or any other member of the Tyco Group, as applicable, from and against all losses, liabilities, damages, claims, demands, judgments or settlements (including all reasonable costs and expenses), arising out of the enforcement of any Tyco Guarantee.

      Section 2.09 NON-DISPARAGEMENT.



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      (a) CIT shall not, shall cause the other members of the CIT Group not to and shall take reasonable action to cause the CIT Personnel not to, directly or indirectly (i) undertake any harassing or disparaging conduct directed at the Tyco Businesses, the Tyco Group or the Tyco Personnel, (ii) make any disparaging statement concerning the Tyco Businesses, the Tyco Group or the Tyco Personnel or (iii) otherwise take any action that is intended or would reasonably be expected to lead to unwanted or unfavorable publicity to the Tyco Businesses, the Tyco Group or the Tyco Personnel, in each case in respect of matters (each a "COVERED MATTER") occurring or arising, in whole or in part, at any time on or prior to the Separation Date or in connection with the Separation whether occurring or arising prior to or following the Separation (in respect of the Tyco Businesses or the CIT Businesses, the relationships between the members of the Tyco Group, on the one hand, and the CIT Group, on the other hand, or otherwise); PROVIDED, HOWEVER, that nothing in this Section 2.09(a) shall limit the ability of CIT to enforce its rights and remedies under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, governmental, judicial, or arbitral proceedings shall not be subject to this Section 2.09(a) to the extent such statements are compelled to be made pursuant to such proceedings.

      (b) Tyco shall not, shall cause the other members of the Tyco Group not to and shall take reasonable action to cause the Tyco Personnel not to, directly or indirectly (i) undertake any harassing or disparaging conduct directed at the CIT Businesses, the CIT Group or CIT Personnel, (ii) make any disparaging statement concerning the CIT Businesses, the CIT Group or CIT Personnel or (iii) otherwise take any action that is intended or would reasonably be expected to lead to unwanted or unfavorable publicity to the CIT Businesses, the CIT Group or CIT Personnel, in each case in respect of any Covered Matter; PROVIDED, HOWEVER, that nothing in this Section 2.09(b) shall limit the ability of Tyco to enforce its rights and remedies under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, governmental, judicial, or arbitral proceedings shall not be subject to this Section 2.09(b) to the extent such statements are compelled to be made pursuant to such proceedings.

      Section 2.10 STOCK OPTIONS AND RESTRICTED STOCK. Tyco and CIT agree that the vested and unvested options to purchase Tyco common shares and the restricted Tyco common shares granted or issued to CIT employees and directors shall be treated in the manner described in the Form S-1. Tyco and CIT hereby undertake to use their best efforts to cause the respective committees that administer the Tyco International Ltd. Long-Term Incentive Plan II and the 2002 CIT Group Inc. Long-Term Equity Compensation Plan to take any and all actions that are necessary to effect such treatment.

      Section 2.11 PENSION PLAN MATTERS. As soon as practicable after the Separation Date, Tyco shall cause the trustee of the Tyco International (US) Inc. Master Retirement Trust to transfer any remaining assets and liabilities of the CIT Group Inc. Retirement Plan to the trustee of the CIT Group Inc. Master Retirement Trust (such transfer shall be made in the form of cash or, to the extent requested by CIT, in assets in kind), and CIT shall cause such trustee to accept such transfer.

      Section 2.12 USE OF THE NAME TYCO CAPITAL. For a period of three months following the Separation Date, CIT shall be entitled, on a royalty free, transition basis, to use the name "Tyco


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Capital" in the CIT Business in the manner and under the conditions in which such name is used in the CIT Business as of the Separation Date.

      Section 2.13 SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of Tyco and CIT contained in this Agreement shall survive the Separation Date.

                                   ARTICLE III

                ACCESS TO INFORMATION; LITIGATION COOPERATION

      Section 3.01 ACCESS TO INFORMATION. From and after the Separation Date,
(i) Tyco shall, and shall cause each of the other members of the Tyco Group to, afford to the members of the CIT Group and their authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to other relevant persons or entities possessing information) and duplicating rights during normal business hours to all information within the Tyco Group's possession relating to the CIT Businesses and the Tyco Businesses as conducted on or prior to the Separation Date, insofar as such access is reasonably required by any member of the CIT Group for the ongoing operations of the CIT Businesses (including for historical reporting requirements), and (ii) CIT shall, and shall cause each of the other members of the CIT Group to, afford to the members of the Tyco Group and their authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to other relevant persons or entities possessing information) and duplicating rights during normal business hours to information within the CIT Group's possession relating to the Tyco Businesses and the CIT Businesses as conducted on or prior to the Separation Date, insofar as such access is reasonably required by any member of the Tyco Group for the ongoing operations of the Tyco Businesses (inlcuding for historical reporting requirements) . Information may be requested under this Section 3.01 for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing the transactions contemplated in this Agreement and the Ancillary Agreements.

      Section 3.02 REIMBURSEMENT. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing information to the other party under this Article III shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information.

      Section 3.03 DELIVERY AND RETENTION OF RECORDS.

      (a) Tyco shall deliver to CIT on or prior to the Separation Date any and all original corporate organization books and records that the Tyco Group has in its possession relating solely to the CIT Group, copies of which may be retained by the Tyco Group

      (b) Each of the Tyco Group and the CIT Group shall retain all documents, records and other information relating to the other Group consistent with its retention policies in the ordinary course of business as such policies are in effect on the Separation Date, except as otherwise provided herein or in an Ancillary Agreement or as required by law.

      Section 3.04 CONFIDENTIALITY.

      (a) Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential, and shall use its commercially reasonable efforts to cause its affiliates and representatives to keep strictly confidential, any information of or concerning the other Group, including any information that may be protected under any applicable privilege ("CONFIDENTIAL INFORMATION"), which it or any of its affiliates or representatives may have heretofore acquired or may hereafter acquire (whether pursuant to, or in the course of performing its obligations under, any provisions of this Agreement or any Ancillary Agreement or otherwise); provided, however, that such obligation to maintain confidentiality shall not apply to information which: (i) at the time of disclosure was in the public domain, not as a result of improper acts by the receiving party; (ii) is received by the receiving party from a third party who did not receive such information from the disclosing party under an obligation of confidentiality; or (iii) subject to the provisions of Section 3.04(b) below, is compelled to be disclosed by judicial or administrative process or, in the opinion of such person's or entity's counsel, by other requirements of law. Notwithstanding the foregoing, each of Tyco and CIT shall be deemed to have satisfied its obligations under this Section 3.04(a) with respect to any Confidential Information if it exercises the same care with regard to such information as it takes to preserve the confidentiality of its own similar information.

      (b) If at any time either Tyco or CIT or any member of its respective Group either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable law or receives any demand under lawful process of any governmental authority or arbitration tribunal to disclose or provide Confidential Information that belongs to the other Group, such party shall notify the other party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party.

      Section 3.05 FUTURE LITIGATION AND OTHER PROCEEDINGS; PRODUCTION OF WITNESSES. (a) In the event that Tyco or any other member of the Tyco Group or CIT or any other member of the CIT Group at any time after the date hereof initiates or becomes subject to any litigation or other proceedings in respect of any Covered Matter before any governmental authority or arbitration panel not otherwise specifically provided for in this Agreement or the Ancillary Agreements, the party that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party's expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information). In the event that Tyco or any other member of the Tyco Group, on the one hand, and CIT or any other member of the CIT Group, on the other hand, at any time after the date hereof initiate or become subject to any litigation or other proceedings in respect of any Covered Matter before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the parties shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting party, with requests for assistance in connection therewith (including by way of provision of information).

      (b) At all times from and after the Separation Date, each of Tyco and CIT shall, and shall cause the other members of its respective Group to, use commercially reasonable efforts to make available to the members of the other Group, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons or entities may reasonably be required in connection with legal, administrative or other proceedings in which the requesting party may from time to time be involved and relating to any Covered Matter.

                                   ARTICLE IV

                                    INSURANCE

      Section 4.01 LIABILITY INSURANCE GENERALLY. From and after the Separation Date, Tyco shall cause the members of the CIT Group to be insured under the property, casualty and other liability insurance policies of the Tyco Group (other than director and officer insurance, which is addressed in Section 4.02; the "TYCO LIABILITY POLICIES") for the period of June 1, 2001 to and including the Separation Date (the "PRE-SEPARATION PERIOD") to the same extent and in the same manner as the members of the CIT Group are insured under these policies immediately prior to the Separation, except for any amendments or modifications to and limitations on availability of such policies that apply to members of the CIT Group to the same extent and in the same manner as they apply to members of the Tyco Group generally.

      Section 4.02 DIRECTOR AND OFFICER INSURANCE. From and after the Separation Date, Tyco shall cause the members of the CIT Group and their directors and officers to be insured under the director and officer insurance policies of the Tyco Group ("TYCO D&O POLICIES" and, together with the Tyco Liability Policies, the "TYCO POLICIES") for the Pre-Separation Period to the same extent and in the same manner as the members of the CIT Group and their directors and officers are insured under these policies immediately prior to the Separation, except for any amendments or modifications to and limitations on availability of such policies that apply to members of the CIT Group and their directors and officers to the same extent and in the same manner as they apply to members of the Tyco Group and their directors and officers generally. Notwithstanding the foregoing, Tyco shall not be obligated to maintain the aforesaid coverage for the members of the CIT Group and their directors and officers under the Tyco D&O Policies to the extent that the cost of including the members of the CIT Group and their directors and officers materially increases the cost to Tyco under the Tyco D&O Policies in excess of the greater of (i) the cost of the Tyco D&O Policies to Tyco on the Separation Date and (ii) the cost of such policies from time to time without including coverage for the members of the CIT Group and their directors and officers, unless CIT agrees to reimburse Tyco for the increase in cost. Tyco shall cause CIT to be timely notified of any increase in the cost of the Tyco D&O Policies as aforesaid.

      Section 4.03 ADMINISTRATION. Following written notification to Tyco of a claim by a member of the CIT Group or its directors and officers, as the case may be, under the Tyco Policies, Tyco shall cause such claim to be administered in the same manner and with the same level of care and diligence as are claims by members of the Tyco Group and their directors and officers under these policies, except that CIT shall be entitled to participate in the prosecution of such claims and all insurance proceeds recovered under the policies in respect of such claims will be the property of CIT. Tyco and CIT shall use their respective reasonable commercial efforts to cause each other to be informed of all proceedings and communications under the Tyco Policies in respect of claims made thereunder by members of the CIT Group or their directors and officers.

      Section 4.04 PREMIUM AND OTHER INSURANCE AND EXPENSES.

      (a) Tyco will advise the insurers under the Tyco Policies of the Separation and will reimburse CIT for any unearned premiums and other fees and charges to the extent prepaid by CIT and reimbursed to Tyco by the insurers as a result of the Separation.

      (b) CIT will reimburse Tyco for the costs of coverage required to be maintained on behalf of the members of the CIT Group and their directors and officers under this Article IV to the same extent and in the same allocable proportion as CIT has made such reimbursement during the Pre-Separation Period.

                                    ARTICLE V

                                  MISCELLANEOUS

      Section 5.01 ENTIRE AGREEMENT; CONSTRUCTION. This Agreement, the Exhibits and any schedules hereto and the Ancillary Agreements and other documents referred to herein shall constitute the entire agreement between Tyco and CIT with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Ancillary Agreements, the provisions of the Ancillary Agreements shall control.

      Section 5.02 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of State of New York, without regard to the principles of conflicts of laws thereof.

      Section 5.03 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), or sent by telecopy (confirmed by regular, first-class mail), to Tyco and CIT at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

      if to Tyco:        Tyco International Ltd.
                         The Zurich Centre, Second Floor
                         90 Pitts Bay Road
                         Pembroke HM 08, Bermuda
                         Telecopy: (441) 295-9647
                         Confirm: (441) 292-8674
                         Attn: Chief Corporate Counsel and Chief Financial
                         Officer
      if to CIT:         CIT Group Inc.
                         1 CIT Drive
                         Livingston, NJ 07039
                         Telecopy: (973) 740-5087
                         Confirm: (973) 740-5000
                         Attn: General Counsel

      Section 5.04 AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by Tyco and CIT.

      Section 5.05 SUCCESSORS AND ASSIGNS. The rights under this Agreement may not be assigned and duties may not be delegated by any party without the written consent of the other parties. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Tyco and CIT and their respective successors and permitted assigns.

      Section 5.06 NO THIRD PARTY BENEFICIARIES. Except for the provisions of
Article II relating to Indemnitees, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of Tyco and CIT and their respective affiliates and is not intended to confer upon any other persons or entities any rights or remedies hereunder.

      Section 5.07 TITLES AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      Section 5.08 LEGAL ENFORCEABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of Tyco and CIT shall be specifically enforceable.

      Section 5.09 NO WAIVERS. No failure by any party hereto to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

      Section 5.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts (by original or facsimile signature), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 5.11 EXHIBITS. References to an "Exhibit" or "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to "Section" or "Article" are, unless otherwise specified, to one of the Sections or Articles of this Agreement.

      Section 5.12 PERFORMANCE. Each party hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any affiliate or representative of such party.

      Section 5.13 DISPUTE RESOLUTION.(a) Any dispute, controversy or claim arising out of or in connection with this Agreement shall be finally determined and settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for non-Administered Arbitration (the "RULES") by three arbitrators in the County of New York, State of New York. Each of the parties hereto shall appoint one arbitrator in accordance with the Rules. The two arbitrators so appointed shall appoint a third arbitrator within thirty (30) days after the second of the two arbitrators is appointed in accordance with the Rules. If the third arbitrator is not appointed within thirty (30) days of the appointment of the second arbitrator, the third arbitrator shall be appointed from the CPR National Panel of Distinguished Neutrals in accordance with the Rules. The party-appointed arbitrators shall not be subject to disqualification. Any decision in such arbitration shall be final, conclusive and binding upon the parties to the arbitration and may be enforced by the judgment and order of the Supreme Court of the State of New York for New York County and the parties hereto hereby waive any objection to such jurisdiction or venue in any such proceeding commenced in such court. The arbitrators are not empowered to award damages in excess of compensatory damages and each party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner.

      (b) Notwithstanding the provisions of Section 4.13(a), any party may elect (but shall not be required) to commence an action for specific performance of any provision of this Agreement in any court of competent jurisdiction in the County of New York, State of New York, and in any such action such court shall be authorized to grant injunctive or any other form of equitable relief, including without limitation temporary or preliminary relief, but shall not be authorized to award any form of monetary relief other than actual out-of-pocket costs and fees in connection with such action as such court shall determine is appropriate under the circumstances. The parties hereby waive any objection to jurisdiction or venue in any such court specified in this Section 4.13(b). An election to commence such an action shall not affect a party's right to seek monetary damages in an arbitration proceeding pursuant to the provisions of
Section 4.13(a).

      Section 5.14 COMPLIANCE WITH LAW. Nothing in this Agreement shall require either party to take any action or omit to take any action in violation of applicable law.




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                                      -15-

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                    TYCO INTERNATIONAL LTD.


                                    By:   _________________________
                                          Name:
                                          Title:



                                    CIT GROUP INC.


                                    By:   _________________________
                                          Name:
                                          Title: